                                                                   Exhibit 10.10


                              REINSURANCE AGREEMENT

                                     BETWEEN

                     CENTRAL RESERVE LIFE INSURANCE COMPANY
                               17800 Royalton Road
                            Strongsville, Ohio 44136
                 (Referred to in this Agreement as the Company)

                                       AND

                         REASSURANCE COMPANY OF HANNOVER
                       800 N. Magnolia Avenue, Suite 1000
                             ORLANDO, FLORIDA 32803
                (Referred to in this Agreement as the Reinsurer)






                                                                     COINSURANCE
DECEMBER 15, 1997                                                     HA-9704-0M

                                TABLE OF CONTENTS
                                -----------------


                           Coinsurance

         Article I         Reinsurance Definition

         Article II        Liability

         Article III       Plan and Amount of Reinsurance

         Article IV        Reinsurance Premiums and Payments

         Article V         Claims

         Article VI        General Provisions

         Article VII       Recapture

         Article VIII      Arbitration

         Article IX        Reinsurer's Right of Notice of Unusual Practices

         Article X         Treasury Regulation Section 1.848-2(g)(8) Joint Election

         Article XI        Duration of Agreement

         Article XII       Insolvency

         Article XIII      Representations and Warranties

         Article XIV       Letters of Credit

         Article XV        Execution


         Schedule A        Business Reinsured

         Schedule B        Reinsurance Forms

         Schedule C        Experience Refund Calculation

         Schedule D        Expense Allowances



                                       (i)

              TREATY SYNOPSIS OF COINSURANCE REINSURANCE AGREEMENT
                                     BETWEEN
                     CENTRAL RESERVE LIFE INSURANCE COMPANY
                                       AND
                         REASSURANCE COMPANY OF HANNOVER


         The Treaty document which follows details a Coinsurance Agreement between Central Reserve Life Insurance Company (CRLIC) and the Reassurance Company of Hannover (RCH) to be effective January 1, 1997. The Treaty provides CRLIC with a $10 million Initial Ceding Allowance on the Company's inforce and new business written during 1997 under the policy forms outlined in Schedule A with adjustment to the Settlement Date which will be on or before December 31, 1997. The reinsurance is on a 50/50 quota-share basis on the Company's retained business with RCH accepting all of the inherent contractual risks on its 50%. Provisions of the treaty are in conformity with the Life and Health Reinsurance Model Regulation and provide for the repayment of the Initial Ceding Allowance out of the statutory profits on the Business Reinsured. Other important aspects of the Agreement are as follows:

-    The form of the treaty is Quota Share Coinsurance.

- Accumulated profits in excess of the Initial Ceding Allowance will be shared on a 60/40 quota-share basis between CRLIC and RCH once the Initial Ceding Allowance is repaid plus 10% interest.

-    The Agreement is drafted to conform to reserve credit regulations:

     (a) The renewal Expense Allowances are adequate to cover CRLIC's actual expenses
     (b) CRLIC cannot be deprived of surplus or assets except as contemplated in the regulations
     (c) There is no requirement for CRLIC to reimburse RCH for negative experience
     (d) There is no provision for recapture other than as specifically outlined in Article VII
     (e)  All forms of contractual risk are permanently transferred
     (f)  Quarterly settlements are required, and ...
     (g) There are no representations or warranties given concerning the future performance of the Business Reinsured.

- The Ceding Commission will be held in surplus and amortized into income as earnings emerge on the Business Reinsured.

- RCH is an approved reinsurer in Ohio. A letter of credit in the amount deemed necessary by parties to this Agreement will be provided to allow CRLIC to take credit for statutory reserves in states where RCH is neither licensed nor approved.




                                      (ii)

                              COINSURANCE AGREEMENT
                              ---------------------


         This Coinsurance ("Coins") Agreement (the "Agreement") is entered into as of the date below written by and between the Central Reserve Life Insurance Company, an Ohio insurer (the "Company"), and Reassurance Company of Hannover, a Florida reinsurer (the "Reinsurer").

         The Company and the Reinsurer mutually agree to reinsure in accordance with the terms and conditions set forth hereinafter. This Agreement is solely between the Company and the Reinsurer, and performance of the obligations of each party under this Agreement shall be rendered solely to the other party. In no instance shall anyone other than the Company, or the Reinsurer (and/or their duly appointed and mutually recognized successors or assigns) have any rights under this Agreement.

         This Agreement with its attached Schedules shall constitute the Entire Agreement between the parties with respect to the Business Reinsured thereunder, and there are no understandings between the parties other than as expressed in the Agreement. Any change or modification to the Agreement shall be null and void unless made by an amendment which is signed by both parties.

                                    ARTICLE I
                                    ---------

                             REINSURANCE DEFINITION
                             ----------------------



         1.1 BUSINESS REINSURED. The Company agrees to cede to the Reinsurer on a quota-share basis, and the Reinsurer agrees to assume from the Company, on a coinsurance basis, 50% of the retained obligations of the Company specified in Schedule A, except as provided for under Section 1.3 hereof. Under all circumstances, the Reinsurer's liability hereunder shall not include any amounts awarded in judgement against the Company, or any other person, firm, corporation or entity by a court of competent jurisdiction in excess of the policy benefit losses, whether in the form of punitive damages, attorneys fees, costs of litigation, or other extra-contractual liability, except as provided for in
Article V.

         The Reinsurer's liability under this Agreement shall be limited to indemnification of the Company.

         1.2 PAYMENT OF REINSURANCE. The accounting shall be on a calendar quarter basis for all items. The initial accounting period shall run from the Effective Date to the end of the first quarter in which the Settlement Date falls. The initial accounting for the Settlement Date will be based on the September 30, 1997 financial results on an estimated basis. A true-up of these amounts, in addition to an adjustment for the fourth quarter will be reflected in the fourth quarter treaty accounting. The final accounting period shall run from the end of the preceding calendar quarter until the termination of this Agreement. Accounting reports shall be submitted to the Reinsurer by the Company not later than 30 days after the end of each accounting period. Such reports shall include information on the amount of reinsurance premiums, commissions, expenses, claims, and any other items required for NAIC statutory accounting on the policies reinsured for the preceding accounting period. The monthly "premium and loss" report shall reflect all transactions for the accounting period as stated above with the exception of reserves. Annual accounting reports necessary to the filing of the Reinsurer's Annual Statement blank and its Federal Income Tax return shall be submitted to the Reinsurer by the Company at the request of the Reinsurer within 30 days after the end of a calendar year. In addition, the Company shall provide, on a timely basis, an Actuarial Certification of the liability included herein. This information will be supplied coincident with the annual accounting information. The Company will also support the cash flow testing and/or other regulatory requirements inherent in the assumption of these liabilities by the Reinsurer.

          1.3 OTHER REINSURANCE COVERAGE. If there is applicable reinsurance on an excess or other basis coincident with the Business Reinsured under this Agreement, the Reinsurer's liability for such amounts shall be reduced to the extent of the other benefits provided under those agreements.



                                                      ARTICLE I CONTINUES . . .

               Termination and/or recapture of any treaty(ies) directly impacting this Agreement is subject to mutual agreement prior to termination and/or recapture of those treaty(ies). Other reinsurance inforce not impacting this Agreement is specifically excluded from consideration.




                                                              ..END OF ARTICLE I

                                   ARTICLE II
                                   ----------

                                    LIABILITY
                                    ---------


         The liability of the Reinsurer on any reinsurance under this Agreement begins on January 1, 1997, the Effective Date. The liability of the Reinsurer will continue in accordance with the terms and conditions of this Agreement, and will end at the same time as that of the Company.



                                                            ...END OF ARTICLE II

                                   ARTICLE III
                                   -----------

                         PLAN AND AMOUNT OF REINSURANCE
                         ------------------------------


         3.1 The Health business reinsured hereunder shall be on a Coinsurance basis in a manner consistent with the original policy forms assumed by the Company. The Reinsurer's amount at risk shall be the amount ceded by the Company.

         3.2 Reductions and terminations of the Company's policies, riders or benefits shall reduce or terminate the amount reinsured under this Agreement in a corresponding amount as of the same date, taking into account any changes in Other Reinsurance Coverage as called for by pertinent treaty language.

         3.3 Reinstatement by the Company under its regular rules of policies, riders or benefits which were reduced, terminated or lapsed, shall automatically reinstate the reinsurance thereon for the amount that would have been in force if the insurance had not been reduced, terminated or lapsed.









                                                           ...END OF ARTICLE III

                                   ARTICLE IV
                                   ----------

                        REINSURANCE PREMIUMS AND PAYMENTS
                        ---------------------------------


         4.1 INITIAL REINSURANCE TRANSACTION. As a condition precedent to the Reinsurer's liability hereunder, the Company shall on, or before, December 31, 1997, close on the reinsurance transaction covering the Business Reinsured as outlined in Schedule A. Effective on or shortly after the day of closing on the reinsurance transaction contemplated by this Treaty, the Company will transfer a net amount of assets equal to the difference between 50% of the statutory reserves and the initial ceding allowance contained in Schedule D.

         4.2 SUBSEQUENT REINSURANCE PREMIUMS. Amounts due subsequent to the initial reinsurance transaction shall be paid to the Reinsurer when determined in accordance with Article I paragraph 1.2. If the amount of Net Reinsurance Premiums set forth on any Statement is a negative amount, the Reinsurer shall pay to the Company an amount equal to such negative amount within twenty (20) days after the Reinsurer's receipt from the Company of such a Statement.

         4.3 ASSOCIATED RIDERS. If any riders are reinsured under this Agreement, premiums and their related commissions will be paid in accordance with the Company's contractual obligations at the inception of this Agreement.

         4.4 PAYMENTS. The payment of reinsurance premiums by the Company to the Reinsurer, shall be a condition precedent to the liability of the Reinsurer. The Reinsurer shall have the right to terminate the reinsurance on risks for which reinsurance premiums are in default by giving ninety (90) days written notice of termination to the Company. At the close of the last day of the ninety-day notice period, all of the Reinsurer's liability for risks subject to the termination notice, plus for the risk on which premiums went into default during the ninety-day notice period, shall terminate.

         Notwithstanding termination of reinsurance as provided for by this provision, the Company shall continue to be liable to the Reinsurer for all unpaid premiums earned by the Reinsurer under this Agreement (see Section 7.3).

         The Company may reinstate such terminated reinsurance by paying in full, prior to expiration of the ninety (90) day termination notice, all unpaid premiums for the reinsurance which was in force prior to its termination. The effective date of reinstatement shall be the day the Reinsurer receives all required premiums. However, there shall be no reinstatement on any risk on which the Company incurred a claim for insurance after the reinsurance terminated.







                                                         ARTICLE IV CONTINUES...

4.5      PROCEDURE FOR PAYMENT.

         a)       FIRST YEAR AND RENEWAL BUSINESS. On or before the twentieth
                  (20th) day after the close of each quarter, the Company will submit to the Reinsurer a statement of account, substantially in accordance with Schedule B showing the premium(s) due on reinsurance effected in the preceding month(s) and any other pertinent data mutually agreed upon by the parties hereto. If a statement shows that a net reinsurance balance is due the Reinsurer, the Company will include with the statement a payment for the amount(s) due with interest from the quarter end calendar reporting period at a rate equal to "I" as defined in Schedule C. Likewise, should the statement show a net reinsurance balance due the Company, the Reinsurer shall remit the amount due with interest within fifteen (15) days after receipt of the statement.

         b) ADJUSTMENTS. If any change is made to the Company's policy and/or rates that affects the reinsurance, the Company will provide written notice, on a form mutually agreed upon, to the Reinsurer. If an adjustment to the premium is to be made, and a refund is due the Company, it will be included as an adjustment, with interest at the Schedule C rate of "I", to the regular quarterly statement prepared for the Reinsurer. Policy fees, if any, are not pro-rated or refunded on termination.

         4.6 PLACING REINSURANCE IN EFFECT. To effect reinsurance with respect to policies in force on or after the Effective Date of this Agreement but issued no later than December 31, 1997, the Company shall settle with the Reinsurer on the date of execution of this Agreement the initial reinsurance premium described in Section 4.7 hereunder. The portion of the initial premium described in Paragraph 4.7, Section 1 a) below, shall be paid by transferring assets acceptable to the Reinsurer. Such assets shall be valued at their market value as of the Settlement Date, including any accrued interest thereon (the Reinsurer shall be entitled to all interest received on such assets after the Effective
Date), and shall be equal to the statutory reserves outstanding as of the date of the transfer. The initial amount due under this Agreement (if the initial settlement is after the Effective Date) shall include the amounts described in Paragraph 4.7, Section 2 below, and shall be recognized by offset against the Initial Ceding Allowance described in Paragraph 4.7, 1 b).

         4.7  PAYMENTS BY THE COMPANY.

                  1)       The initial reinsurance premium payable pursuant to
                           Section 4.6 above (if payable on or after the Effective Date) shall be an amount equal to the net of:

                           a) the Statutory Reserves as of the Settlement Date, minus
                           b)       the Initial Ceding Allowance.





                                                         ARTICLE IV CONTINUES...

                  2) The Company also shall pay the Reinsurer as reinsurance premiums the gross premiums plus additional deposits, plus any interest received in cash after the Effective Date on assets transferred in the transaction, net of other reinsurance premiums paid, the Company receives for coverage it provides after the Effective Date of this Agreement with respect to the portion of all policies reinsured hereunder.

         4.8 BENEFITS. The Reinsurer shall reimburse the Company for the gross amount of all benefits paid by the Company (i.e. without deduction for reserves), but net of benefits attributable to the portions of the policies reinsured hereunder which are receivable under other reinsurance agreements.

         4.9 POLICY EXPENSE AND COMMISSION ALLOWANCES. The Reinsurer shall pay the Company the Initial Ceding Allowance as defined in Schedule D. The Reinsurer shall also pay its proportionate share of the Overhead Expense Allowances, Premium Taxes and Commission Allowances as defined in Schedule D.

         4.10 EXPERIENCE REFUND. The Reinsurer shall pay the Company an experience refund determined in accordance with Schedule C.

         4.11 EXPENSES. The Reinsurer shall bear no part of the expenses incurred in connection with the policies reinsured hereunder, except as otherwise provided in Paragraph 4.9.

         4.12  ACCOUNTING FOR AMOUNTS DUE REINSURER OR COMPANY

                  1) Except as otherwise specifically provided herein, all amounts due to be paid to either the Reinsurer or the Company shall be determined on a net basis as of the last day of each accounting period and shall be due and payable as of such date. If such amounts cannot be determined as of such date on an exact basis, such payments may be paid on an estimated basis within twenty (20) days of the end of the accounting period, if owed by the Company, and within fifteen (15) days after receiving the accounting reflecting the Negative Balance, if owed by the Reinsurer. Any final adjustments are to be made with interest to the affected party within 6 months after the end of such accounting period.

                  2) Any payment which either the Company or the Reinsurer shall be obligated to pay to the other may be paid net of any amount which is then due and unpaid under this Agreement.








                                                         ARTICLE IV CONTINUES...

         4.13 ELECTRONIC DATA TRANSMISSION. If the Company chooses to report its reinsurance transactions via electronic media, the Company shall consult with the Reinsurer to determine the appropriate reporting format. Should the Company subsequently desire to make changes in the data format or the code structure, the Company shall communicate such changes to the Reinsurer prior to the use of such changes in reports to the Reinsurer.

         4.14 OTHER ADJUSTMENTS. Other payment adjustments made in the normal course of business will be shared between the Company and the Reinsurer in proportion to the amount of liability of each at the time this treaty becomes effective. Exceptions to normal operating procedures will be discussed with the Reinsurer prior to any action being taken.



































                                                            ...END OF ARTICLE IV

                                    ARTICLE V
                                    ---------

                                     CLAIMS
                                     ------

SETTLEMENT OF CLAIMS
--------------------

         5.1 Except as otherwise specifically set forth herein, the Reinsurer's liability to the Company for the reinsurance benefits shall follow the Company's liability for such amounts of benefits under the terms of its policies.

         5.2 The Company shall investigate and settle or defend all claims or losses. If a contest or compromise results in a reduced claim settlement, then the Company and the Reinsurer shall participate in proportion to their respective net liabilities before the reduction.

         The Reinsurer will accept the good faith decision of the Company in settling the claim and shall pay the reinsurance benefit amounts in effect when the company settles with the claimant, including a proportionate share of any interest paid to the claimant subject only to the limitations set forth below.

         If the Company, in good faith, pays benefits for alternative services or goods in order to reduce long term claim exposure, then the Reinsurer will participate proportionately in such benefits.

         5.3 The Reinsurer will reimburse the Company for its proportionate share of legal expenses incurred in the defense of a claim only if the Reinsurer has been informed in writing in advance, of the Company's intent to incur such expenses, and the Reinsurer has agreed in writing to participate in such expenses. If the Company proposes to defend a claim with respect to which the Reinsurer does not agree to participate in the defense the Reinsurer shall pay its proportionate share of the loss and the loss adjustment expenses incurred prior to the Reinsurer's decision not to so participate. Such amounts paid to the Company shall fully discharge the Reinsurer's obligation hereunder with respect to such claim.

CONTESTED CLAIMS
----------------

         5.4 The Company will advise the Reinsurer in writing of any potential litigation involving reinsurance under this Agreement, and will advise the Reinsurer of its intention to deny a claim or associated claims, or to contest policies reinsured under this Agreement. If the Reinsurer agrees with the Company's intentions in writing, then the Reinsurer will, in addition to its share of the claim(s), pay its proportionate share of the unusual expense of the contest, including all reasonable legal fees, investigation fees, and extra contractual obligation damages arising out of the Company's actions with respect to such claims.






                                                          ARTICLE V CONTINUES...

         If the Reinsurer does not concur with the Company's action or inaction, which has been arrived at in good faith, the Reinsurer will advise the Company of its own suggested actions or inactions, and if the Company follows such suggested course of actions or inactions, the Reinsurer shall, in addition to its share of the claim itself, pay its proportionate share of all reasonable outside expenses incurred relative to the claim, including all legal fees, investigation fees, extra contractual damages arising out of the Company's actions, with respect to such claims. If the Company does not follow the Reinsurer's suggested actions or inactions, the Reinsurer will pay the Company its proportionate share of the claim only.

         5.5 The parties recognize that circumstances may arise in which equity would require them by law to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations (ii) in which the Reinsurer was an active party, (ii) in which the Reinsurer directed, consented to, approved or ratified, the act, omission, or course of conduct which ultimately resulted in assessment of punitive and/or exemplary damages, or (iii) in which such acts or omissions were those of the selling broker. In such situations, the Company and the Reinsurer will share proportionately in damages so assessed.

         5.6 "Extra Contractual Obligations" shall mean any award made by a court of competent jurisdiction against the Company, which is not within the coverage granted by any insurance or reinsurance contract made between the parties in dispute.

         The Reinsurer shall have no liability with respect to Extra Contractual Obligations arising from:

         (a) any assumption of liability of the Company by way of participation in any mutual scheme designed specifically to cover Extra Contractual Obligations; or

         (b) the fraud of a director, officer, employee, or duly appointed agent of the writing Company acting individually or collectively, or in collusion with an individual or corporation, or with any other organizations or party involved in the presentation, defense or settlement of any claim.

         5.7 "Reserve Strengthening": Should the Company contemplate further reserve strengthening on inforce and new business effecting the Business Reinsured prior to December 31, 1997, such reserve strengthening will be deemed to relate to claims incurred prior to the Effective Date of this Agreement. As such the additional amount of claim reserve will be segregated and not be made part of the claim reserve reported and used in the Experience Refund calculation as set forth in Schedule C. Such amounts will continue to be segregated for all future reporting. Reserve Strengthening subsequent to January 1, 1998 as it relates to claims incurred after January 1, 1997 will be discussed with the Reinsurer prior to its implementation. For purposes of this Agreement, Reserve Strengthening shall imply the establishment of greater claim reserves, using different methods than those used in the determination of the September 30, 1997, over the level of claim reserves that would have been established using consistent methods. If the total claim reserve for the Group A&H line shall exceed Fifty One Million dollars ($51,000,000) as of December 31, 1997, reserve strengthening shall be presumed to have occurred but such presumption is subject to actuarial rebuttal.


                                                              ..END OF ARTICLE V

                                   ARTICLE VI
                                   ----------

                               GENERAL PROVISIONS
                               ------------------


         6.1 COMPANY FORMS AND RATES. The Company shall make available to the Reinsurer on an as needed basis, a copy of its applications, policy and rider forms, premium and reserve tables (if any), and any and all other forms or tables needed for proper handling of reinsurance under this Agreement. It will advise the Reinsurer of any changes or new forms it may adopt.

         6.2 ADMINISTRATION BY THE COMPANY OF THE BUSINESS REINSURED. In return for the payment of the Overhead Expense Allowances as set forth in Schedule D, the Company agrees to perform all usual and customary servicing functions to include, but not limited to, the following:

         1) All usual and customary policy related customer services for the insureds, owners, beneficiaries, agents and/or other interested persons; including but not limited to, address changes, beneficiary changes, ownership changes, providing policy related information, reinstatements and providing duplicate policies. All such services provided shall meet or exceed standards of service deemed usual and customary in the insurance industry.

         2) File maintenance and administration, including systems maintenance and administration.

         3) Billing and collection of premiums. All premiums collected on behalf of the Business Reinsured shall be held by the Company in a fiduciary capacity.

         4) Maintenance of the Business Reinsured's financial data in such form, and communicated at such intervals to the Reinsurer, as outlined above (see Article I), so as to allow the Reinsurer to meet any and all reporting requirements it may have.

         5) Payments of agents' commissions related to the Business Reinsured. The Company shall be financially responsible for all such commissions due on premiums collected after the Effective Date.

         6) The timely filing of rate increases to maintain the viability of the Business Reinsured. Both the Company and the Reinsurer mutually recognize that rate monitoring and filing for increases, where needed, are essential to maintaining the

                                                         ARTICLE VI CONTINUES...

         profitability of the Business Reinsured. The Reinsurer shall have the right to request that the Company file for rate increases should the aggregate annual statutory loss ratios on the Business Reinsured exceed 73% in any annual period. If the Company fails to file within 60 days of the Reinsurer's request, or fails to diligently pursue the granting of such increases with regulatory authorities, the Expense Allowances provided for under Schedule D shall be reduced according to the provisions of that Treaty Schedule. Such allowance reduction will be effective the first calendar quarter after the later of (a) the end of such 60 day period, or (b) 30 days after the Reinsurer notifies the Company that, in its opinion, such increases are not being diligently pursued. If the Company disagrees with the Reinsurer, and the parties are unable to amicably resolve their dispute on the handling of the actions to be taken, the Company shall be entitled to arbitrate the disagreement under Article VIII of the Treaty.

         In the event the Reinsurer considers that the Company has failed to perform the usual and customary service functions outlined above, or has become financially impaired to the point that regulatory supervision is imminent (subject to the provisions below), the Reinsurer may secure other facilities to perform such functions.

         The Reinsurer shall first provide the Company with written notice of its intent to find an alternative service facility and its reasons for requesting such a change. If the Company fails to remedy the situation within ninety (90) days, then, and only then, shall the Reinsurer have the right to proceed with the change to an alternate service facility.

         Should such a transfer occur, the Company shall surrender the service function to the new carrier, or servicing center, and in turn aid in the effective and efficient conversion of the servicing function to the new facility. Once effected, the Company shall forfeit all right to future compensation for such functions.

         6.3 REINSURANCE CONDITIONS. The reinsurance is subject to the same limitations and conditions as the insurance under the policy or policies assumed by the Company on which reinsurance is based.

         6.4 ERRORS AND OMISSIONS. It is understood and agreed that if non-payment of premiums, within the time specified, or failure to comply with any terms of this contract is shown to be unintentional, and the result of misunderstanding or oversight on the part of either the Company or the Reinsurer, both the Company and the Reinsurer shall be restored to the positions they would have occupied had no such error or oversight occurred upon payment of the overlooked amount.

         6.5 INSPECTION. The Reinsurer may inspect, at the Home Office of the Company and at any reasonable time, the original papers and any other books or documents relating to or affecting the reinsurance under the Reinsurance Agreement.

                                                         ARTICLE VI CONTINUES...

         6.6 OFFSET PROVISION. Any debts or credits liquidated or unliquidated, in favor of, or against, either the Reinsurer or the Company, with respect to this Agreement only, shall be set-off, and only the balance shall be allowed or paid.

         6.7 SEVERABILITY. In the event that any of the provisions herein contained shall be declared or adjudicated invalid or unenforceable, such declaration or adjudication shall in no manner affect or impair the validity or the enforceability of the other and remaining provisions which shall remain in full force and effect as though such invalid or unenforceable provisions or clauses had not been herein included or made a part of this Agreement.

         6.8 CURRENCY. The reinsurance premiums and the reinsurance benefits under this Agreement shall be payable in the lawful money of the United States.

         6.9 INTEREST ON LATE PAYMENTS. Subject to the reporting requirements of this Agreement, should any payment not be made within the specified period, the party to whom the payment is owed can elect to charge interest on such payment at the rate of .75% per month.






                                                            ...END OF ARTICLE VI

                                   ARTICLE VII
                                   -----------

                          RECAPTURE AND/OR TERMINATION
                          ----------------------------


         7.1 RECAPTURE. Business reinsured under this Agreement is not eligible for recapture after twenty four (24) months from the Settlement Date. If the Company elects to exercise its recapture option during the first twenty four
(24) treaty months, such recapture is subject to the terms and conditions as outlined in the Experience Refund provisions of Schedule C.

         7.2 OTHER RECAPTURE FOR FAILURE TO MAKE PAYMENT. Upon the failure by the Reinsurer to pay the Company any Negative Amounts due the Company pursuant to Section 4.2 hereof, the Company may, at its option and in its sole discretion recapture the particular Reinsured Policies for which the Reinsurer has failed to pay such Negative Amounts; provided, however, that the Company's option may only be exercised by the Company by delivering to the Reinsurer thirty (30) days prior written notice of the Company's intent to exercise the Company's option and the Reinsurer shall be entitled to cure such nonpayment of any Negative Amounts. Regardless of the Company's exercise of the Company's option, the Reinsurer shall remain liable to the Company for all unpaid Negative Amounts due to the Company hereunder.

         7.3 PAYMENTS UPON TERMINATION OF REINSURANCE FOR NONPAYMENT.

                  1) In the event that this Agreement or any portion of the policies reinsured hereunder is terminated for nonpayment by either party to this Agreement, pursuant to any provision hereof, a terminal accounting and settlement shall take place with respect to such terminated reinsurance.

                  2) The terminal accounting date for any such termination shall be the effective date of a notice of termination given under this Agreement or such other date as shall be mutually agreed to in writing.

                  3) The terminal accounting period shall be the period commencing on the first day of the calendar quarter in which any termination is effective and ending on the terminal accounting date for such termination.

                  4) The terminal accounting and settlement shall involve a calculation of the terminal reserve liability then held by the Reinsurer for the portion of the policies reinsured hereunder and a calculation of a terminal experience refund, as described in paragraph 7 below. Each of these items shall be computed only with respect to the portion of the policies reinsured hereunder then being terminated.



                                                        ARTICLE VII CONTINUES...

                  5) The Reinsurer shall pay as an amount allowed on surrender to the Company an amount equal to the reserves on reinsurance hereunder on a coinsurance basis on the day immediately prior to the terminal accounting date with respect to the portion of the reinsurance hereunder then being terminated.

                  6) The Reinsurer's liability for reserves on a coinsurance basis on the reinsurance being terminated hereunder, shall terminate on the terminal accounting date, and the Reinsurer shall be obligated to pay such amount to the Company net of the amounts due from the experience account.

                  7) A terminal experience refund shall be computed for the terminal accounting period on the portion of the reinsurance hereunder then being terminated. Such terminal experience refund shall be computed in a manner consistent with Schedule C. If the terminal experience refund is positive, such positive amount shall be paid by the Reinsurer to the Company. If termination for non payment is not due to action or inaction on the part of the Reinsurer, and the terminal experience refund account is negative, the absolute value of such negative amount shall be paid by the Company to the Reinsurer.

                  8) In the event that subsequent to the terminal accounting and settlement as above provided, an adjustment is made with respect to any amount taken into account pursuant to Schedule C, a supplementary accounting shall take place pursuant to Paragraph 4 of this section. Any amount owed to the Reinsurer or the Company by reason of such supplementary accounting shall be paid promptly upon the completion thereof.





                                                           ...END OF ARTICLE VII

                                  ARTICLE VIII
                                  ------------

                                   ARBITRATION
                                   -----------


         8.1 AGREEMENT. All differences between the Company and the Reinsurer on which an agreement cannot be reached, will be decided by arbitration. The arbitrators will determine the interpretation of the Agreement in accordance with usual business and reinsurance practices, rather than by strict technicalities.

         8.2 METHOD. Three arbitrators will decide any differences. They must be active or retired officers of life insurance companies, or reinsurance companies, employed by other than the two parties to the Agreement, or have been previously so employed in such a capacity in an insurance or reinsurance company. In no event may an employee - past or present - of either party or its affiliates serve as an arbitrator.

         Each party will choose one member of the arbitration panel and, once selected, these two members will choose the third member. If the two arbitration panel members chosen fail to agree on the selection of the third member of the panel, the choice will be left to the American Arbitration Association.

         Each Company will submit its case in writing to the arbitration panel within one month of the date the panel is finally established, and the parties to the Agreement are required to make their arbitrator nominee known to the other party within 30 days of the announced dispute.

         It shall be the function of the arbitration panel to determine settlement of the differences between the parties based on the evidence presented, their experience and knowledge of the subject matter, and on the basis of usual and customary practice rather than to act solely on the basis of evidence as would be admissible in a court of law. The majority decision of the panel will be deemed to be the decision of the panel. The Reinsurer and the Company agree to accept the interpretation of the panel as binding upon both parties to the Agreement.

         The costs of arbitration will be shared equally by the parties to the Agreement, unless the arbitrators decide otherwise.

         The arbitration will be held at the times and places agreed upon by the arbitrators and their decision shall be rendered within 45 days after they are impanelled.



                                                         ... END OF ARTICLE VIII

                                   ARTICLE IX
                                   ----------

                REINSURER'S RIGHT OF NOTICE OF UNUSUAL PRACTICES
                ------------------------------------------------


         9.1 In providing reinsurance facilities to the Company under this Agreement, the Reinsurer has granted the Company considerable authority with respect to binding power, reinstatements, claim settlements, and the general administration of the reinsurance account. To facilitate transactions, the Reinsurer has required the minimum amount of information and documentation possible, reflecting its utmost faith and confidence in the Company. Where the Company does engage in exceptional or uncustomary practices for the Company, the Company agrees to advise the Reinsurer in writing, and receive a written acceptance of, said practices from the Reinsurer before assigning any liability to the Reinsurer with respect to any Business Reinsured affected by such practices.







                                                            ...END OF ARTICLE IX

                                    ARTICLE X
                                    ---------

            TREASURY REGULATION SECTION 1.848-2(g)(8) JOINT ELECTION
            --------------------------------------------------------


         The Company and the Reinsurer hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulations issued December 1992, under
Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for the taxable year ended December 31, 1997 and for all subsequent taxable years for which this Agreement remains in effect unless such election is terminated by mutual written agreement of the parties hereto with the consent, if required, of the Commissioner of the Internal Revenue Service.

         10.1. The term "party" will refer to either the Company or the Reinsurer as appropriate.

         10.2. The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect as of December 29, 1992. The term "net consideration: will refer to either net consideration as defined in Treasury Regulation Section 1.848-2(f) or: "gross premium and other consideration" as defined in Treasury Regulation Section 1.848-2(b) as appropriate.

         10.3. Both parties agree to identify this Agreement as one for which the joint election under Treasury Regulation Section 1.848-2(g)(8) has been made in a schedule attached to their respective federal income tax returns for the taxable period ended December 31, 1997.

         10.4. The party with the positive net consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of
Section 848(c)(1).

         10.5. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

         10.6. The Company will submit a schedule to the Reinsurer by May of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Company stating that the Company will report such net consideration in its tax return for the preceding calendar year.

         10.7. The Reinsurer may contest such calculation by providing an alternative calculation to the Company in writing within 30 days of the Reinsurer's receipt of the Company's calculation. If the Reinsurer does not so notify the Company, the Reinsurer will report the net consideration as determined by the Company in the Reinsurer's tax return for the previous year.




                                                          ARTICLE X CONTINUES...

         10.8. If the Reinsurer contests the Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If the Company and the Reinsurer reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.






                                                             ...END OF ARTICLE X

                                   ARTICLE XI
                                   ----------

                              DURATION OF AGREEMENT
                              ---------------------


         This Agreement is unlimited in duration, but may be amended in writing by the mutual consent of the Company and the Reinsurer if signed by both parties. Existing reinsurance will remain in force until termination of the Company's policies on which the reinsurance is based, in accordance with the terms of this Agreement.

         This Agreement is subject to the provisional approval by the State of Ohio Department of Insurance.

         At the end of any accounting period, this Agreement shall automatically terminate if none of the policies hereunder are in force. At such termination, a final experience refund calculation shall be made; if the result is greater than zero, the Reinsurer shall pay such amount to the Company, and if the result is less than zero, no payment shall be made to the Reinsurer.

         The termination of the Agreement or of the reinsurance in effect under this Agreement, pursuant to any provision hereof, shall not extend to, or affect any of the rights or obligations of the Company and the Reinsurer applicable to the period prior to the effective date of such termination. Such right or obligation shall include, but not be limited to, the payment of any amount owed by reason of supplementary accounting as set forth in Article VII, Paragraph 8.









                                                           ... END OF ARTICLE XI

                                   ARTICLE XII
                                   -----------

                                   INSOLVENCY
                                   ----------


         12.1 INSOLVENCY OF THE COMPANY.

                  a) The portion of any risk or obligation assumed by the Reinsurer, when such portion is ascertained, shall be payable on demand of the Company, at the same time as the Company shall pay its net retained portion of such risk or obligation, with reasonable provision for verification before payment, and the reinsurance shall be payable by the Reinsurer, on the basis of the liability of the Company under the contract, or contracts, reinsured without diminution because of the insolvency of the Company.

                  b) In the event of the insolvency and the appointment of a conservator, liquidator or statutory successor for the Company, such portion shall be payable to such conservator, liquidator, or statutory successor, immediately upon demand, with reasonable provision for verification, on the basis of claims allowed against the insolvent company by any court of competent jurisdiction, or by any conservator, liquidator, or statutory successor of the Company, to allow such claims without diminution because of such insolvency or because such conservator, liquidator, or statutory successor has failed to pay all, or a portion, of any claims.

                  c) All expenses incurred by the Reinsurer under Section 12.1(b) hereof shall be borne and paid by the Company, subject to court approval, as part of the expense of insolvency proceedings, whether liquidation or rehabilitation. Any claim amounts which are reduced as a result of the Reinsurer's action under Section 12.1(a) hereof shall be shared between the Reinsurer and the Company pro-rata.

                  d) Upon the Company's Insolvency, the Reinsurer, with the consent of the Receiver of the Company, may designate a company acceptable to the Receiver to directly assume the reinsured policies and acquire the Company's rights under this Agreement. The reserve transfer to such company from the Company which is party to this Agreement shall be reduced to reflect an Initial Ceding Allowance on the Company's share determined in a manner consistent with the Initial Ceding Allowance originally provided under this Agreement. The reserve transfer and the Allowance shall be subject to mutual agreement by the Receiver and the Reinsurer.




                                                        ARTICLE XII CONTINUES...

         12.2  INSOLVENCY OF REINSURER

                  a) If the Reinsurer shall, during the term of this Agreement, be unable to pay its debts as they become due, or the amount of its liabilities shall exceed the value of its assets, or the Reinsurer shall otherwise be deemed insolvent, and a liquidator, rehabilitator, receiver or other statutory successor be appointed to the Reinsurer, the Company may draw on the Letter of Credit provided for under Article XIV for any amount due under this Agreement for an amount equal to the statutory reserves on the Business Reinsured less any outstanding LCF as defined in Schedule D.











                                                           ...END OF ARTICLE XII

                                  ARTICLE XIII
                                  ------------

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

        THE COMPANY REPRESENTS AND WARRANTS TO THE REINSURER AS FOLLOWS:
        ----------------------------------------------------------------


         13.1 THE MILLIMAN & ROBERTSON REPORT: The Company provided the Reinsurer with a valuation and appraisal performed by Milliman & Robertson, Inc. ("M&R") which contained all or a portion of the information the Reinsurer relied upon in evaluating the Business Reinsured. This information was prepared as of XXXX XX, 1997 for the purpose of preparing the commitment letter issued by the Reinsurer dated December 4, 1997. The Company represents and warrants that such current and historical information represented true and correct copies of, or excerpts from, the Company's books and records.

         Since such dates, there have been no material adverse changes to the business, financial condition and/or other circumstances of, or involving the business to be reinsured by the Company which would make such provided information materially inaccurate. A complete and correct copy of the M&R Reports have been provided to the Reinsurer.

         13.2 STATUTORY RESERVES: The Statutory Reserves on the Business Reinsured were approximately $25 million as of September 30, 1997, and this amount is not anticipated to materially change prior to the Settlement Date.

         13.3 PREMIUM INFORCE: The premium inforce on 50% of the block to be included in the Business Reinsured was approximately $120 million as of January 1, 1997, and this amount is also not anticipated to materially change prior to the Settlement Date.








                                                          ...END OF ARTICLE XIII

                                   ARTICLE XIV
                                   -----------

                                LETTERS OF CREDIT
                                -----------------


         To the extent that the Reinsurer is not an admitted reinsurer, and in order for the Company to be able to take credit for statutory reserves for the portion of policies reinsured hereunder, the Reinsurer hereby agrees to apply for and secure delivery to the Company a clean, irrevocable, and unconditional Letter of Credit in an amount at least equal to the Reinsurer's liability under the coinsurance portion of said Agreement.

         The Letter of Credit shall be in such a form as will comply with applicable regulations such that the Company would be able to take credit on its financial statement filed with the appropriate State Insurance Departments for the Business Reinsured hereunder. The terms and conditions of the Letter of Credit shall comply with all requirements of said authorities, including but not limited to, the following:

         The Letter of Credit shall be issued for an initial period of not less than one year and shall automatically extend for an additional period of at least one year at each and every expiry date, unless and until, the Company has received at least 30 days prior notice from the issuing bank (at least 60 days prior notice from a confirming bank) by certified mail, registered mail, or receipted hand delivery of its intention not to extend said Letter of Credit.

         The Company and the Reinsurer agree that the Letters of Credit provided by the Reinsurer pursuant to the provisions of this Agreement, may be drawn upon at any time, notwithstanding any other provisions in this Agreement, and shall be utilized by the Company, or its successors, in interest only for one or more of the following:

         (i) to reimburse the Company for the Reinsurer's share of premiums returned to the owners of policies reinsured under this Agreement on account of cancellations of such policies.

         (ii) to reimburse the Company for the Reinsurer's share of surrenders and benefits or losses paid by the Company under the terms and provisions of the policies reinsured under this Agreement.

         (iii) to fund an account with the Company in an amount at least equal to the deduction, for reinsurance ceded, from the Company's liabilities for policies ceded under this Agreement. Such amount shall include, but not be limited to, amounts for policy reserves, claims and losses incurred, and unearned premium reserves, and




                                                        ARTICLE XIV CONTINUES...

         (iv) to pay any other amounts the Company claims are due under this Agreement.

         The Company agrees to return to the Reinsurer any amounts withdrawn from such Letters of Credit which are in excess of the actual amounts required for (i), (ii) and (iii), or in the case of (iv), above, any amounts that are subsequently determined not to be due.

         All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.






                                                           ...END OF ARTICLE XIV

                                   ARTICLE XV
                                   ----------

                                    EXECUTION
                                    ---------


         In witness of the above, this Agreement is signed in duplicate at the dates and places indicated, with an Effective Date of JANUARY 1, 1997.


CENTRAL RESERVE LIFE INSURANCE COMPANY
STRONGSVILLE, OHIO


Date:     December 17, 1997
          ------------------------

By:       Mark W. Grimone
          ------------------------

Title:    Chief Financial Officer
          ------------------------

Witness:  Jennifer Puzi
          ------------------------




REASSURANCE COMPANY OF HANNOVER
ORLANDO, FLORIDA

Date:     December 17, 1997
          ------------------------

By:       Craig M. Baldwin
          ------------------------

Title:    Vice President & Actuary
          ------------------------

Witness:  Jean M. Lay
          ------------------------










                                                          ... END OF ARTICLE XIV

                                   SCHEDULE A
                                   ----------

                               BUSINESS REINSURED
                               ------------------


         The Business Reinsured under this Agreement shall be 50% of the retained portion of the benefits payable on all policies, certificates, riders and/or supplemental benefits inforce as of the Settlement Date and/or issued and inforce through December 31, 1997. The policy forms to be included as the Business Reinsured are as follows:

                     (POLICY FORMS AND PRODUCT DESCRIPTIONS
                         TO BE SUPPLIED BY THE COMPANY)





                                                            ...END OF SCHEDULE A

                                   SCHEDULE B
                                   ----------

                                REINSURANCE FORMS
                                -----------------


                                SCHEDULE B/PART A
                                -----------------

                                 POLICY EXHIBIT

                 Reinsured under coinsurance with the Reinsurer

                                                  Number of
                                                  Policies             Benefit
                                                  --------             -------
Amount
------

 1.      Beginning of Period
 2.      Issued - Less other Reinsurance
 3.      Reinsurance Assumed
 4.      Revived
 5.      Increased

 6.      TOTAL

 7.      Health Claims
 8.      Disability Benefits
 9.      Lapses
10.      Decreased
11.      Reinsurance

12.      TOTAL

13.      In Force, End of Period (6) less (12)













                                                         SCHEDULE B CONTINUES...

                                SCHEDULE B/PART B
                                -----------------

                        SUMMARY OF MONETARY TRANSACTIONS


INITIAL ACCOUNTING PERIOD

         1.       DUE REINSURER
                  Initial Reinsurance Premium (to include adjustments for amounts collected and paid from the Effective Date to the Settlement Date)

         2.       DUE REINSURED
                  Initial Ceding Allowance

                  Due REINSURER - 1 less 2

SUBSEQUENT ACCOUNTING PERIODS*

         3.       DUE REINSURER
                  Premiums Paid during the period
                  Less the Experience Refund

         4.       DUE REINSURED
                  Cash Policy Benefits paid net of recoveries from third party reinsurers Reinsurance premiums incurred by the REINSURED to third party reinsurers
                  Commission Allowances Paid
                  Overhead Expense Allowances Paid
                  Premium Taxes Paid

                  Due REINSURER - total of 3 less total of 4

                  *Note that for all reporting periods the Company will also supply the Reinsurer with incurred figures to allow for reconciliation.









                                                            ...END OF SCHEDULE B

                                   SCHEDULE C
                                   ----------

                          EXPERIENCE REFUND CALCULATION
                          -----------------------------


         At the end of each quarter, an experience refund will be calculated on the Business Reinsured. If positive, this experience refund will be payable to the Company by the Reinsurer. Should the Company elect to exercise its recapture option during the first twenty four (24) treaty months after the Settlement Date of the Agreement, the Company shall be liable for repayment of the then outstanding LBF as defined below, in addition to an amount sufficient to assure the Reinsurer of a 15% return on its investment from the Effective Date. Such calculation shall include the provision for target surplus in the amount of 200% of the Authorized Control Level RBC using the factor agreed to by the Company and the Reinsurer as appropriate for the Business Reinsured. The formula for the calculation of the recapture amount will be agreed to by the parties to this Agreement. In addition, the recapture shall call for a net cash settlement, with interest at the rate of "I" as defined below, of all outstanding reserve amounts as of the recapture date.

Define the following for the Business Reinsured:

         P        =        Premiums incurred during the quarter, and experience refunds under other reinsurance treaties, net of any reinsurance premiums for the Reinsurer's
                           Share of the Business Reinsured
         I        =        Net Investment income, to be defined as the Reinsurer's net portfolio rate for the quarter prior to the settlement date applied to the total beginning reserves for the Business Reinsured. The Company will provide the Reinsurer with a breakdown of all pertinent reserve elements.
         R        =        Statutory Unearned Premium and Active Life Reserve increase for the quarter
         B        =        Policyholder  Benefits  incurred  during the quarter,  net of any  reinsurance  benefits recovered under other  reinsurance  treaties for the Business  Reinsured (i.e.  incurred benefits = paid + change in aggregate claim reserve)
         A        =        Overhead Expense Allowances incurred during the quarter
         T        =        Premium Taxes
         LBF      =        Loss Brought Forward from prior quarter end

         (Note: The initial value for LBF will be the Initial Ceding Allowance as set forth in Schedule D.)


                                                         SCHEDULE C CONTINUES...

Then:

         C        =        Commission allowances incurred during the quarter
         N        =        Net gain during the quarter
                  =        P + I - R - B - C - A - T
         ER       =        Experience Refund for the quarter, defined as:
                  =        60%[N - {1.10 to the .25 power x LBF}] , but not
                           less than zero.
and:

         LCF      =        Loss Carried Forward from current quarter end
                           (= LBF for next quarter), defined as:
                  =        {1.10 to the .25 power x LBF} - N, but not less
                           than zero.







                                                            ...END OF SCHEDULE C

                                   SCHEDULE D
                                   ----------

                               EXPENSE ALLOWANCES
                               ------------------


         THE INITIAL CEDING ALLOWANCE shall be $10,000,000.

         THE OVERHEAD EXPENSE ALLOWANCES: In conjunction with the quarterly accounting, a proportionate share of the following allowances will be credited to the Company at the start of each quarter in the premium/claim calculation based on the number of policies and/or certificates inforce and/or applicable premium paid during the quarter. Such amounts are consistent with those presented in the M&R report which the Reinsurer relied upon in its evaluation. The agreed-to, all inclusive Expense Allowance for the calendar year 1997 will be 22.6%. Subsequent Expense Allowances for the twenty-four months beginning January 1, 1998 will be 29.6% of premium. This reimbursement will decrease to 27.6% of premium thereafter. The components of this expense reimbursement are as follows:

         Premium taxes will be reimbursed at 2.5 %
         Managed Care will have a cost factor of 2.6%
         Commissions are reimbursed at a level of 13%
         Overhead Expense Allowance for maintenance will be at 11.5% for 1998 and 1999, and 9.5% thereafter.

         If after thirty-six (36) treaty months the amount outstanding in the treaty experience refund account is still greater than zero, RCH's expense reimbursement for the maintenance component of the Overhead Expense Allowance as a percentage of premium to CRLIC will decrease by 1% per year effective the first quarter following the expiration of the thirty-six month period, subject to a minimum of 7%. Once the Treaty converts to a 60/40 quota share, this expense percentage then in effect will remain fixed until effective Treaty termination.













                                                            ...END OF SCHEDULE D